EXHIBIT 16

[Letterhead of PricewaterhouseCoopers LLP]

September 7, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Behringer Harvard Mid-Term Value Enhancement Fund I LP (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Fund’s Form 8-K report dated September 2, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP